TCW Code of Ethics

TCW Policies & Procedures

General Principles

The TCW Group, Inc. is the parent of several companies that provide investment advisory services. As used in this **Code of Ethics** or **Code,** the **"Firm"** refers to The TCW Group, Inc., **TCW Advisors**, and Trust Company of the West.

This **Code** is based on the principle that the officers, directors and employees of the **Firm** owe a fiduciary duty to the **Firm**'s clients. In consideration of this you must:

- place the interests of the Firm's clients before your own.
- avoid actual or apparent conflicts of interest in conducting your personal investing.
- never take inappropriate advantage of your position for personal benefit.
- keep the financial and other confidential information of clients confidential.
- comply with applicable securities laws and Firm policies, including this Code.
- communicate with clients or prospective clients candidly.
- exercise independent judgment when making investment decisions.
- treat all clients fairly.

The **Firm**'s reputation is one of its most valuable assets. The actions of **Access Persons** should be consistent with maintaining that reputation.

If you are uncertain about whether a conflict exists between your interests and those of the **Firm**'s clients, you should consult the **General Counsel** or **Chief Compliance Officer**.

Violations of this **Code** constitute grounds for disciplinary actions, including dismissal.

Personal Investment Transactions

Overview

The first part of this policy restricts your personal investment activities to avoid actual or apparent conflicts of interest with investment activities on behalf of clients of the **Firm**. The second part addresses reporting requirements for personal investing. You must conduct your personal investment activities in compliance with these rules.

Any questions about this policy should be addressed to the **Administrator of the Code of Ethics** at extension 0467 or **ace@tcw.com**.

Personal Investment Restrictions

Who Must Comply: Access Person/Covered Person

Generally, each employee, officer or management director of the **Firm** is an **Access Person**.

A consultant, temporary employee or other individual may be designated as an **Access Person**, depending on factors including that person's duties and access to information.

For each **Access Person**, the members of their "**Immediate Family**" (including spouse, relative or significant other residing with the **Access Person**) is a "**Covered Person**."

Every **Covered Person** should be familiar with the requirements of this policy. Contact the ***Administrator of the Code of Ethics*** to send each **Covered Person** a copy of this policy or to have them attend a **Code** orientation.

Covered Transactions/Covered Accounts

This policy covers investment activities ("**Covered Transactions**") (i) by any **Access Person** or **Covered Person,** and (ii) in any account in which any Access Person has a "**beneficial interest**". Any account through which a **Covered Transaction** is made is a "**Covered Account**."

An Access Person has a "beneficial interest" in an account if that Access Person:

- has benefits substantially equivalent to owning the **Securities** or the account,
- can obtain ownership of the **Securities** in the account within 60 days, or
- can vote or dispose of the **Securities** in the account.

Examples include a relative's brokerage account for which the **Access Person** can effect trades, or an estate for which the **Access Person** makes investment decisions as executor.

Violations of this policy by your **Immediate Family** members or by any persons in an account in which you have a **beneficial interest** will be treated as violations by you.

Policy Governing Covered Transactions

Generally, all trading by Covered Persons requires pre-clearance. Exempt transactions and exempt securities are listed below.

Pre-clearance Process

Outside Fiduciary Accounts require special procedures. Contact the Administrator of the Code of Ethics.

For marketable securities and Private Placement pre-clearance, log on to StarCompliance and file the required form at http://tcw.starcompliance.com. The instructions for filing a **PAT Form** and **Private Placement Form** are available on myTCW.

Requests submitted before 12:00 noon Los Angeles time (3:00 pm New York Time) are usually processed same-day. Pre-clearance expires on 1:00 p.m. Los Angeles time (4:00 p.m. New York time) on the next business day after it is received. You must either obtain a new pre-clearance or cancel any unexecuted portion of the transaction that is not completed before your pre-clearance expires. Limit orders must be structured to comply with the pre-clearance time limits, or additional pre-clearance is required to complete any portion of a limit order transaction after the original pre-clearance expires.

Prohibited Transactions

Pre-clearance is required for most investment activities, but the following activities are prohibited, and pre-clearance will generally not be available. Except as otherwise noted, these trading restrictions do not apply to **Outside Fiduciary Accounts**.

Prohibited Transaction	Exceptions/Limitations	Consequences/Comments
Transacting in a **Security** that the **Firm** is trading for its clients	Exception: Permitted once the **Firm**'s trading is completed or cancelled	Portfolio managers may accumulate a position in a particular security over a period of time. During such accumulation period, permission to trade in such a security will generally not be granted.
Transacting in a security that the **Access Person** knows is under active consideration for trading by the **Firm** for its Clients		
Uncovered short sale		
Writing an uncovered option		
Acquiring any **Security** in an **IPO**	Exception: Permitted if the **Security** is an **Exempt Security**. See chart below.	
Acquiring an interest in a 3rd party registered investment company advised or sub-advised by the **Firm**		Comment: see Prohibited Third-Party Registered Investment Companies for a list.

Additional Restrictions for Certain Investment Professionals

In addition to the foregoing prohibited transactions, the following are prohibited for the Investment Personnel indicated below.

Prohibited Transaction	Applies to	Consequences/Comments
Profiting from the purchase and sale, or sale and purchase,	• Portfolio Managers	Transactions will be matched using a LIFO system.

TCW Code of Ethics

of the same (or equivalent) **Securities** within 60 calendar days by any of the following **Access Persons** described under "Applies to" who provide services for registered investment companies	• Securities Analysts and Researchers • Securities Traders who provide information or advice to a portfolio manager • members of Investment Control	All profits of prohibited trades are subject to disgorgement Exceptions: • Exempt Securities • **ETF**'s pre-approved through StarCompliance
Purchasing or selling a **Security** in the 5 business days <u>BEFORE</u> that **Security** is bought or sold on behalf of a Firm client, in any • Covered Account, or • Outside Fiduciary Account	• Prohibited for portfolio managers and any other investment professional in their product group, including traders, Researchers or Analysts, for the client account in which the **Security** is transacted. • Members of Investment Control	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.
Purchasing a **Security** in the 5 business days after that **Security** is sold on behalf of a **Firm** client, or selling a **Security** in the 5 business days <u>AFTER</u> that **Security** is purchased on behalf of a **Firm** client, in any • Covered Account, or • Outside Fiduciary	• Prohibited for portfolio managers and any other investment professional in their product group, including traders, Researchers or	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Account	Analysts, for the client account in which the security is transacted. • Members of Investment Control.	
Purchasing or selling any **Security** in the 5 business days AFTER a TCW-advised or sub-advised registered investment company buys or sells the **Security**, in any • Covered Account, or • Outside Fiduciary Account	• Prohibited for a portfolio manager and any other investment professional in their product group, including traders, Researchers or Analysts, managing funds for the registered investment company • Members of Investment Control	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.
Purchasing or selling any **Security** in a manner inconsistent with any recommendation made by that research analyst less than 30 days prior to the proposed purchase or sale	• Prohibited for any Analyst or Researcher	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.
Recommending any **Security** for purchase by the **Firm**, including writing a research report advocating for the purchase of a **Security**, where such individual also holds such **Security** in a Covered Account.	• Prohibited for any portfolio manager, Researcher or Analyst, unless they have held such **Security**	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

	for at least three months prior to the recommendation or drafting of the research report.	

Exceptions: Exempt Securities and Exempt Transactions

Pre-clearance is generally not required for **Exempt Transactions**, or transactions in **Exempt Securities**. The following tables identify **Exempt Securities** and **Exempt Transactions**, and summarizes any pre-clearance and reporting requirements that do apply.

Types of Exempt Securities	Pre-clearance Required?	Reporting Required?	Limitations/Comments
U.S. Government Securities (including agency obligations)	No	No	
Investment-grade rated Securities issued by any State, Commonwealth or territory of the United States, or any political subdivision or taxing authority thereof	No	No	
Bank certificates of deposit or time deposits	No	No	
Bankers' Acceptances.	No	No	
Investment grade debt instruments with a term of 13 months or less, including commercial paper, fixed-rate notes, repurchase agreements, and municipal bonds.	No	No additional reporting if transacted through a linked account with a Linked Broker, or a broker supplying copies of statements.	Ask the appropriate product attorney in the Legal Department for clarification if any questions.
Shares in money market mutual funds or a fund that appears on the exempt list.	No	No	
Shares in open-end investment companies not advised or sub-	No	No	See Prohibited Third-Party Registered Investment

advised by the Firm.			Companies
Shares of unit investment trusts that are invested exclusively in mutual funds not advised by the Firm.	No	No	
Stock index futures, futures on U.S. Government Securities, Eurodollar futures contracts, and non-financial commodities	No	No additional reporting if transacted through a linked account with a Linked Broker, or a broker supplying copies of statements.	
Municipal bonds traded in the market	No	No additional reporting if transacted through a linked account with a Linked Broker, or a broker supplying copies of statements.	No
Trades in Non-Discretionary Accounts which you, your spouse, your domestic partner, or your significant other established.	No	Opening of the account must be reported, with evidence that it is non-discretionary. No reporting of trades required.	
Securities purchased or sold through an **Auto-Trade**	No	No additional reporting if transacted through a linked account with a Linked Broker, or broker supplying copies of statements.	
Security purchases effected	No	No additional	

upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.		reporting if purchased through a Linked Account with a Linked Broker, or broker supplying copies of statements.	
Interests in **Firm**-sponsored limited partnerships or other **Firm** -sponsored **private placements**.	No, unless a transfer.	Yes	
Securities acquired in connection with the exercise of an option.	No, unless cash is received in connection with exercise of the option	Yes, securities received must be reported.	
Stock options issued by Société Générale S.A. to TCW employees	No	No additional reporting if transacted through a linked account with a Linked Broker, or a broker supplying copies of statements.	
Rule 10b5-1 Plans	Prior approval required to enter plan. Transactions pursuant to an approved plan will not require pre-clearance.	Yes	
Direct Purchase Plans	Prior approval required to enter plan. Transactions pursuant to an approved plan will not require pre-clearance.	Yes	

Exempt Transactions	Pre-clearance Required?	Reporting Required?	Limitations/Comments
De Minimus Transactions: • equity market transactions, including ETFs, for up to 200 shares per trade. • bond market transactions of up to $25,000 market value per trade.	Yes	Yes	These exceptions do not apply to trades in: • IPOs, • Private Placements, • other **Limited Offerings** (other than those sponsored by the **Firm**), • Securities otherwise subject to any trading restriction, either Firm-wide or applicable to the **Access Person**.
Transfers of interests in **Firm**-sponsored **Private Placements** that are • Estate planning transfers • Court-ordered transfers	No	No	
Purchases or sales of a MetWest or TCW Fund in a **Firm** Account	No	No	Compliance with frequent trading rules required
Purchases or sales of a MetWest or TCW Fund in a non-**Firm** Account	No	No	Compliance with frequent trading rules required

Transacting in Securities if the **Firm** acts as an adviser or distributor for the investment, offered in: • A hedge fund; • Private Placement; or • Other Limited Offerings	No	Yes	

Exemptive Relief

To seek approval for a Code of Ethics exemption, contact the Administrator of the Code of Ethics. The *Administrator of the Code of Ethics* will require a written statement indicating the basis for the requested approval, and coordinate obtaining the approval of the **Approving Officers**. The **Approving Officers** shall meet or otherwise exchange views (by email or otherwise) on an ad hoc basis upon written request by an **Access Person** that states the basis for any requested approval or exemption. The **Approving Officers** may, under appropriate circumstances, approve requests for an individual, a group or a class. The **Approving Officers** have no obligation to grant any requested approval or exemption.

The **Approving Officers** also may, under appropriate circumstances, grant exemption from **Access Person** status to any person.

Personal Investment Reporting

TCW receives automated feeds from many major brokers (**"Linked Brokers"**). If your broker is not a **Linked Broker**, you must ensure that **TCW** receives duplicate broker statements. In addition, **Access Persons** must timely file all reports for all transactions as provided in the tables below. Transactions that must be reported include opening, closing or changing **Covered Accounts.** Corporate actions such as mergers, purchases and sales, spin-offs, stock splits, stock-on-stock dividends and like activities must also be reported unless made through an account with a **Linked Broker**.

All reports are filed online through the internet at *http://tcw.starcompliance.com.*

If you will not be able to access the Internet to file a report on time, contact the *Administrator of the Code of Ethics* prior to the filing due date.

Reporting on Opening, Changing or Closing a Covered Account

Brokerage Accounts. You must use the StarCompliance, *http://tcw.starcompliance.com*, system to enter information about each Covered Account:

Activity	Comments	Exceptions
• Upon becoming an **Access Person** • Upon opening a new **Covered Account** while you are an **Access Person**	The *Administrator of the Code of Ethics* can inform you if you broker is a **Linked Broker**, and set up your account for automated feed. If your broker is not a **Linked Broker**, the Administrator of the Code of Ethics can assist you with a release letter ("407 letter") to allow **TCW** to receive duplicate statements.	You are not required to report or enter information for: • Outside Fiduciary Accounts • Accounts that hold only third party mutual funds
• Upon closing, or making any change to, a **Covered Account** while you are an **Access Person**	Update StarCompliance	N/A

- Separate Accounts. You must obtain pre-clearance from your group head and the **Approving Officers** to open a personal separately managed account at the **Firm**.

Holdings Reports

These reports are available on *http://tcw.starcompliance.com.*

Report Name	When Due	Additional Requirements
Initial Holdings Report	Within 10 days after becoming an **Access Person**	Include all securities except Exempt Securities (see chart above) and securities in Non-Discretionary Accounts. Include all **Covered Accounts**. Holdings must be current no earlier than 45 days before you became an Access Person
Quarterly Reports	By each January 10, April 10, July 10 and October 10	Must be filed even if there were no transactions during the period.
Annual Holdings Report	By January 31 of each year	Same as Initial report, except that holdings must be current as of December 31 of the prior year.
Annual Compliance Certification	By January 31 of each year	

Policy Statement on Insider Trading

Members of the **Firm** occasionally come into possession of material, non-public information or "**inside information**". Various laws, court decisions, and general ethical standards impose duties with respect to the use of this **inside information**.

The **SEC** rules provide that any purchase or sale of a security while "having awareness" of **inside information** is illegal regardless of whether the information was a motivating factor in making a trade.

Courts may attribute one employee's knowledge of **inside information** to other employees that trade in the affected security, even if no actual communication of this knowledge occurred. Thus, by buying or selling a particular **Security** in the normal course of business, **Firm** personnel other than those with actual knowledge of **inside information** could inadvertently subject the **Firm** to liability.

The risks in this area can be significantly reduced through the use of a combination of trading restrictions and information barriers designed to confine material non-public information to a given individual, group or department (see defined term "Ethical Walls").

See the Reference Table below if you have any questions on this Policy or who to consult in certain situations.

TCW Policy on Insider Trading

Trading Prohibition

- No **Access Person** of the **Firm,** either for themselves or on behalf of clients or others, may buy or sell a **security** (i.e., stock, bonds, convertibles, options, warrants or derivatives tied to a company's securities)while in possession of material, non-public information about the company (except in limited circumstances discussed below).
- This applies in the case of both publicly traded and private companies.
- This means that you may not buy or sell such securities for yourself or anyone, including your spouse, domestic partner, relative, friend, or client and you may not recommend that anyone else buy or sell a security of a company on the basis of **inside information** regarding that company.

If you believe you have received oral or written material, non-public information, you should not discuss the information with anyone except the product attorney in the Legal Department, the General Counsel, or the Chief Compliance Officer who will determine whether the information is of a nature requiring restrictions on use and dissemination and when any restrictions should be lifted.

Communication Prohibition

No **Access Person** may communicate material, non-public information to others who have no official need to know. This is known as "tipping," which also is a violation of the insider trading laws, even if you as the "tipper" did not personally benefit. Therefore, you should not discuss such information acquired on the job with your spouse, domestic partner or with friends, relatives, clients, or anyone else inside or outside of the Firm except on a need-to-know basis relative to your duties at the Firm.

Remember that **TCW Funds** and **TSI** are publicly traded entities and you may be privy to material non-public information regarding those entities. Communicating such information in violation of the Firm's policies is illegal.

ls to

What Is Material Information?

Information (whether positive or negative) is material:

- When a reasonable investor would consider it important in making an investment decision or
- When it could reasonably be expected to have an effect on the price of a company's securities.

Some examples of **Material Information** are:

- Earnings results, changes in previously released earnings estimates, liquidity problems, dividend changes,
- Projections, major capital investment plans
- Significant merger, tender offers, rights offerings, spin-off, joint venture, stock buy backs, stock splits or acquisition proposals or agreements,
- New product releases or schedule changes,
- Significant accounting changes, credit rating changes, write-offs or charges,
- Major technological discoveries, breakthroughs or failures,
- Major contract awards or cancellations,
- Governmental investigations, major litigation or disposition of litigation; or
- Extraordinary management developments or changes.

Because no clear or "bright line" definition of what is material exists, assessments sometimes require a fact-specific inquiry. If you have questions about whether information is material, direct the questions to your product attorney, the General Counsel or the Chief Compliance Officer.

What Is Non-Public Information?

Non-public information is information that:

- Has not been disseminated broadly to investors in the marketplace;
- Has not become available to the general public through a public filing with the **SEC** or some other governmental agency, the Dow Jones "tape," a press release, Bloomberg, release by Standard & Poor's or Reuters, or publication in the Wall Street Journal or other generally circulated publication.

Examples Of How TCW Personnel Could Obtain Inside Information And What You Should Do In These Cases?

Examples of how a person could come into possession of **inside information** include:

Board of Directors' Seats or Observation Rights

- Most public companies have restrictions on trading by Board members except during trading window periods.
- Anyone who wishes to serve on a Board of Directors or as a Board Observer must seek pre-approval and complete the Report on Outside Directorships and Officerships that is posted on the myTCW intranet and submit it to the Administrator of the Code of Ethics who will coordinate the approval process.
- If approval is granted, the Administrator of the Code of Ethics will notify the Legal Department so that the appropriate **Ethical Wall** and/or restricted securities listing can be made. See "Outside Activities Service as a Director".

Portfolio Managers:

- Sitting on Boards of public companies in connection with an equity or fixed income position that they manage; or
- Having an intent to control or work with others to attempt to influence or control a company

should be mindful of:

- **SEC** filing obligations under Section 16 of the **Exchange Act**
- "Short swing profits" restrictions and penalties related to purchases and sales of shares held in client accounts within a 6-month period.

The product attorney should be consulted in these situations, and outside counsel should be involved as necessary.

Deal-Specific Information

Employees may receive **inside information** for legitimate purposes such as:

- In the context of a direct investment, secondary transaction or participation in a transaction for a client account

- In the context of forming a confidential relationship
- Receiving "private" information through on-line services such as Intralinks.

This "deal-specific information" may be used by the department to which it was given for the purpose for which it was given. This type of situation typically arises in:

- mezzanine financings,
- loan participations, bank debt financings,
- venture capital financing,
- purchases of distressed securities,
- oil and gas investments and
- purchases of substantial blocks of stock from insiders.

It should be assumed that **inside information** is transmitted whenever:

- A confidentiality agreement is entered into;
- An oral agreement is made or an expectation exists that you will maintain the information as confidential; or
- There is a pattern or practice of sharing confidences so that the recipient knows or reasonably should know that the provider expects the information to be kept confidential, such pattern or practice is sufficient to form a confidential relationship.

There is a presumed duty of trust and confidence when a person receives material non-public information from his or her spouse, parent, child, or sibling.

Remember that even if the transaction for which the deal-specific information is received involves securities that are not publicly traded, the issuer may have other classes of traded securities, and the receipt of inside information can affect the ability of other product groups at the **Firm** to trade in those securities.

If you are to receive any deal-specific information or material, non-public information on a company (whether domestic or foreign), contact the product attorney in the Legal Department for your area, who then will implement the appropriate **Ethical Wall** and trading procedures.

Creditors' Committees

Members of the **Firm** may be asked to participate on a Creditors' Committee which is given access to **inside information**. Since this could affect the **Firm's** ability to trade in **securities** in the company, before agreeing to sit on any official Creditors' Committee, contact the Administrator of the Code of Ethics who will obtain any necessary approvals and notify the Legal Department so that the appropriate **Ethical Wall** can be established and/or restricted securities listings can be made.

If you sit on an informal Creditors' Committee, consult with the product attorney to confirm whether the committee could receive material non-public information from an issuer that would impose restrictions or the need for an **Ethical Wall**.

Information about TCW Products

Persons involved with the management of the **Firm's** limited partnerships, trusts, and mutual funds could come into possession of **inside information** about those funds that is not generally known to their investors or the public. The following could be considered inside information:

- Plans with respect to dividends, closing down a fund or changes in portfolio management personnel
- Buying or selling securities in a **Firm** product with knowledge of an imminent change in dividends or
- A large-scale buying or selling program or a sudden shift in allocation that was not generally known

Disclosing holdings of the **TCW Funds** or **TSI** on a selective basis could also be viewed as an improper disclosure of non-public information and should not be done. The **Firm** currently discloses holdings of the **TCW Funds** or **TSI** on a monthly basis beginning on the 15th calendar day following the end of that month (or, if not a business day, the next business day thereafter). Disclosure of these funds' holdings at other times requires special confidentiality procedures and must be precleared with the product attorney See the Marketing and Communications Policy for further information concerning portfolio holdings disclosure.

In the event of inadvertent or unintentional disclosure of material non-public information, the person making the disclosure should immediately contact the product attorney or General Counsel . Department Heads for each product area, the head of mutual funds for the **Firm**, and the product attorney in the Legal Department should notify the Administrator of the Code of Ethics of this type of **inside information** so that appropriate restrictions can be put in place.

Contacts with Public Companies

Contacts with public companies are an important part of the **Firm's** research efforts coupled with publicly available information. Difficult legal issues arise when an employee becomes aware of material, non-public information through a company contact. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results, or if an investor-relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the **Firm** must make a judgment regarding its further trading conduct.

If an issue arises in this area, a research analyst's notes could become subject to scrutiny. Research analyst's notes have become increasingly the target of plaintiffs' attorneys in securities class actions.

The **SEC** has declared publicly that they will take strict action against what they see as "selective disclosures" by corporate insiders to securities analysts, even when the corporate insider was getting no personal benefit and was trying to correct market misinformation. Analysts and portfolio managers who have private discussions with management of a company should be clear about whether they desire to obtain **inside information** and become restricted or not receive such information.

If an analyst or portfolio manager receives what he or she believes is **inside information** and if you feel you received it in violation of a corporate insider's fiduciary duty or for his or her personal benefit, you should not trade and should discuss the situation with your product attorney in the Legal Department, the General Counsel or the Chief Compliance Officer.

What Is The Effect Of Receiving Inside Information?

Any person actually receiving **inside information** is subject to the trading and communication prohibitions discussed above. However, restrictions may extend to other persons and departments within the company. In the event of receipt of **inside information** by an employee, the **Firm** generally will:

- Establish an **Ethical Wall** around the individual or a select group or department, and/or place a "firm wide restriction" on securities in the affected company that would bar any purchases or sales of the securities by any department or person within the **Firm**, whether for a client or personal account unless there is specific approval from the Compliance or Legal Departments.

In connection with the **Ethical Wall** protocol, those persons falling within the **Ethical Wall** would be subject to the trading prohibition and, except for need-to-know communications to others within the **Ethical Wall**, the communication prohibition discussed above. The breadth of the **Ethical Wall** and the persons included within it will be determined on a case-by-case basis. In these circumstances, the **Ethical Wall** procedures are designed to "isolate" the **inside information** and restrict access to it to an individual or select group to allow the remainder of the **Firm** not to be affected by it.

In any case where an **Ethical Wall** is imposed, the **Ethical Wall** procedures discussed below must be strictly observed. Each Group Head is responsible for ensuring that members of his or her group abide by these **Ethical Wall** procedures in every instance.

Does TCW Monitor Trading Activities?

Yes, the Compliance Department and Investment Control monitor through one or more of the following:

- Conducts reviews of trading in public securities listed on the **Restricted Securities List**.
- Surveys client account transactions that may violate laws against insider trading and, when necessary, investigates such trades
- Conducts monitoring of the **Ethical Walls**.
- Reviews personal securities trading to identify insider trading, other violations of the law or violations of the **Firm's** policies.

Penalties and Enforcement by SEC and Private Litigants

Insider trading violations subject both the **Firm** and the individuals involved to severe civil and criminal penalties and could result in damaging the reputation of the **Firm**. Violations constitute grounds for disciplinary sanctions, including dismissal.

The **SEC** pursues all cases of insider trading regardless of size and parties involved. Penalties for violations are severe for both the individual and possibly his or her employer. These could include:

- Paying three times the amount of all profits made (or losses avoided),
- Fines of up to $1 million,
- Jail up to 10 years, and
- Civil lawsuits by shareholders of the company in question.

The regulators, the market and the **Firm** view violations seriously.

What You Should Do If You Have Questions About Inside Information?

Topic	You Should Contact:*
If you have a question about: • The Insider Trading Policy in general • Whether information is "material" or "non-public" • Whether you have received material non-public information about a public company • Obtaining deal-specific information (pre-clearance is required) • Sitting on a Creditors' Committee (preapproval is required) • Need to have an **Ethical Wall** established • Terminating an **Ethical Wall** • Section 13/16 issues • Who is "within" or "outside" an **Ethical Wall**	The product attorney, General Counsel or Chief Compliance Officer.
If you have a question about whether you have received **inside information** on a **Firm** commingled fund (e.g. partnerships, trusts, mutual funds)	Department Head for product area or for mutual funds or such group's product attorney (who will coordinate as necessary with the Administrator of the Code of Ethics
If you: • Wish to take a Board of Directors seat, serve as an alternate on a Board or sit on a Creditors Committee (*Pre-approval is required*) • Have questions about the securities listed on the **Restricted Securities List** • Want permission to buy or sell a security listed on the **Restricted Securities List**	Administrator of the Code of Ethics
In the event of inadvertent or non-intentional disclosure of mutual non-public information	Product attorney or General Counsel who will notify the Chief Compliance Officer because the **Firm** may be required to make prompt disclosure.

*References in this Policy to the General Counsel and Chief Compliance Officer include persons who they have authorized in their respective departments to handle matters under this Policy.

Ethical Wall Procedures

The **SEC** has long recognized that procedures designed to isolate **inside information** to specific individuals or groups can be a legitimate means of curtailing attribution of knowledge of such **inside information** to an entire company. These types of procedures are known as **Ethical Wall** procedures. In those situations where the **Firm** believes **inside information** can be isolated, the following **Ethical Wall** procedures would apply. These **Ethical Wall** procedures are designed to "quarantine" or "isolate" the individuals or select group of persons with the **inside information** within the **Ethical Wall**.

Identification of the Walled-In Individual or Group

The persons subject to the **Ethical Wall** will be identified by name or group designation. If the **Ethical Wall** procedures are applicable simply because of someone serving on a Board of Directors of a public company in a personal capacity, the **Ethical Wall** likely will apply exclusively to that individual, although in certain circumstances expanding the wall may be appropriate. When the information is received as a result of being on a Creditors' Committee, serving on a Board in a capacity related to the **Firm's** investment activities, or receiving deal-specific information, the walled-in group generally will refer to the group associated with the deal and, in some cases, related groups or groups that are highly interactive with that group. Determination of the breadth of the **Ethical Wall** is fact-specific and must be made by the product attorney, the General Counsel, or the Chief Compliance Officer. Therefore, as noted above, advising them if you come into possession of material, non-public information is important.

Isolation of Information

Fundamental to the concept of an **Ethical Wall** is that the **inside information** be effectively quarantined to the walled-in group. The two basic procedures that must be followed to accomplish this are as follows: restrictions on communications and restrictions on access to information.

Restrictions on Communications

Communications regarding the **inside information** of the subject company should only be held with persons within the walled-in group on a need-to-know basis or with the General Counsel, the product attorney in the Legal Department or Chief Compliance Officer. Communications should be discreet and should not be held in the halls, in the lunchroom or on cellular phones. In some cases using code names for the subject company as a precautionary measure may be appropriate.

If persons outside of the group are aware of your access to information and ask you about the target company, they should be told simply that you are not at liberty to discuss it. On occasion, discussing the matter with someone at the **Firm** outside of the group may be desirable. However, no such communications should be held without first receiving the prior clearance of the General Counsel, the product attorney, or the Chief Compliance Officer. In such case, the person outside of the group and possibly his or her entire department, thereby will be designated as "inside the wall" and will be subject to all **Ethical Wall** restrictions in this policy.

Restrictions on Access to Information

The files, computer files and offices where confidential information is physically stored generally should be made inaccessible to persons not within the walled-in group.

Trading Activities by Persons within the Wall

Persons within the **Ethical Wall** are prohibited from buying or selling securities in the subject company, whether on behalf of the **Firm** or clients or in personal transactions *except*:

- Where the affected persons have received deal-specific information, the persons are permitted to use the information to consummate the deal for which deal-specific information was given (*Note* that if the transaction is a secondary trade (vs. a direct company issuance), the product attorney should be consulted to determine any disclosure obligations to the counterparty, and
- In connection with a client directed liquidation of an account in full provided that no confidential information has been shared with the client. The liquidating portfolio manager should confirm to the Administrator of the Code of Ethics in connection with such liquidation that no confidential information was shared with the client.

Termination of Ethical Wall Procedures

When the information that is the subject of the **Ethical Wall** has been publicly disseminated, a confidentiality agreement expires and information is no longer being provided or if the information has become stale, the person who contacted the Legal or Compliance Department to have the **Ethical Wall** established must notify the Legal Department as to whether the **Ethical Wall** can be terminated. This is particularly true if the information was received in an isolated circumstance such as an inadvertent disclosure to an analyst or receipt of deal-specific information.

Persons who by reason of an ongoing relationship or position with the company are exposed more frequently to the receipt of such information (e.g., being a member of the Board of Directors or on a Creditors' Committee) would be subject ordinarily to the **Ethical Wall** procedures on a continuing basis and may be permitted to trade only during certain "window periods" when the company permits such "access" persons to trade.

Certain Operational Procedures

The following are certain operational procedures that will be followed to ensure communication of insider trading policies to **Firm** employees and enforcement thereof by the **Firm**.

Maintenance of Restricted List

The **Restricted Securities List** is updated as needed by the Administrator of the Code of Ethics, who distributes it as necessary. In some cases, the list may note a partial restriction (e.g. restricted as to purchase, restricted as to sale, or restricted as to a particular group or person). The Administrator of the Code of Ethics updates an annotated copy of the list and maintains the history of each item that has been deleted. This annotated **Restricted Securities List** is available to the General Counsel and the Chief Compliance Officer, as well as any additional persons, which either of them may approve.

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*The **Restricted Securities List** must be checked before each trade. If an order is not completed on one day, then the open order should be checked against the **Restricted Securities List** every day it is open beyond the approved period that was given (e.g., the waiver you received was for a specific period, such as one day).*

The **Restricted Securities List** includes securities for foreign and domestic public reporting companies where **Firm** personnel (i) serve as directors, board observers, officers, or members of official creditors' committee (ii) have material, non-public information or (iii) have an agreement or arrangement to maintain information as confidential.

Exemptions

Once an issuer is placed on the **Restricted Securities List**, any purchase or sale specified on the list (whether a personal trade or on behalf of a client account) must be cleared with the Administrator of the Code of Ethics (or another member of the Compliance Department who will consult with, as appropriate, an attorney in the Legal Department, General Counsel, or Chief Compliance Officer). In certain circumstances where a group continuously receives material non-public information as part of its strategy, a global **Ethical Wall** will be imposed on the department in lieu of placing all of the issuers for which it has information on the **Restricted Securities List**.

Consent to Service on Board of Directors and Creditors' Committees

To monitor situations where **inside information** may become available by reason of a Board position, employees are required to obtain consent for accepting positions on non-**Firm** Boards of Directors whether as part of **Firm** duties or in a personal capacity. Similarly, consent is required for employees to sit on Creditors' Committees, and employees should contact the Administrator of the Code of Ethics.

Anti-Corruption Policy

Statement of Purpose

TCW (the "**Firm**") is committed to complying with all applicable anti-corruption laws and rules, including, but not limited to, the U.S Foreign Corrupt Practices Act of 1977, as amended (the "**FCPA**"), the U.S. Travel Act (the "**Travel Act**"), the U.K. Bribery Act of 2010 (the "**Bribery Act**") and any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the "**OECD Convention**"). The purpose of this Anti-Corruption Policy (the "**Policy**") is to ensure compliance with all applicable anti-corruption laws and rules.

Of course, no policy can anticipate every possible situation that might arise. As such, **Firm Personnel** (defined below) are encouraged to discuss any questions that they may have relating to the Policy with their supervisor/**Firm** contact or the Legal or Compliance Departments. When in doubt, **Firm Personnel** should seek guidance.

Scope

This **Policy** is mandatory and applies to all directors, officers and employees of the **Firm** and any persons engaged to act on behalf of the **Firm**, including agents, representatives, temporary agency personnel, consultants, and contract-basis personnel, wherever located (collectively referred to as "**Firm Personnel**"). Violations of this **Policy** may result in disciplinary action, up to and including termination of employment and referral to regulatory and criminal authorities.

Prohibited Conduct

Firm Personnel shall not, directly or indirectly, make, offer, or authorize any gift, payment or other inducement ("**Gift**") for the benefit of any person, including a **Foreign Official or Domestic Official**, with the intent that the recipient misuse his/her position to aid the **Firm** in obtaining, retaining, or directing business.

"**Foreign Official**" includes government officials, political party leaders, candidates for public office, employees of state-owned enterprises (such as state-owned banks or pension plans), employees of public international organizations (such as the World Bank or the International Monetary Fund), and close relatives or agents of any of the foregoing. Because U.S. regulators have a very broad view of what constitutes a "**Foreign Official**," **Firm Personnel** should err on the side of caution by treating counter-parties as **Foreign Officials** when in doubt.

"**Domestic Official**" means any officer or employee of any government entity, department, agency, or instrumentality (federal, state, or local) in the U.S., candidates for public office, and close relatives or agents of any of the foregoing.

For purposes of this **Policy**, **Foreign Official** and **Domestic Official** also includes individuals who have actual influence in the award of business and any person or entity hired to review or accept bids for a government entity.

All payments, whether large or small, are prohibited if they are, in substance, bribes or kickbacks, including, cash payments, gifts, and the provision of hospitality and entertainment expenses. Personal funds (your own or a third party's) must not be used to accomplish what is otherwise prohibited by this **Policy**.

Firm Personnel are also prohibited from requesting, agreeing to accept, or accepting **Gifts** from any third party in exchange for or as a reward for improper or unapproved performance of their job responsibilities.

Permitted Conduct

Firm Personnel may provide reasonable **Gifts** and **Entertainment** for the bona fide purpose of promoting, demonstrating, or explaining **Firm** services, including fostering strong client relationships.

You should always notify your supervisor or group or department head before, or after, providing or accepting any Gifts or Entertainment, even if no other approval is required. As discussed below, **Firm Personnel** may also be required to obtain approval when giving or receiving certain **Gifts** and **Entertainment**. Unless otherwise specified below, if approvals are required, you must submit your request for approval to the Administrator of the Code of Ethics. **Firm Personnel** must always obtain prior written approval from the Administrator of the Code of Ethics for any **Gifts** or **Entertainment** provided to a **Foreign Official or Domestic Official**. The Administrator of the Code of Ethics shall elevate in the event of high risk or higher value gifts, or as otherwise necessary or appropriate.

Gifts

A "**Gift**" is anything of value given or received without paying its reasonable fair value (*e.g.* merchandise, cash, gift cards, favors, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sports or entertainment events, trips and hotel expenses where **Firm Personnel** are not present as attendees). **Entertainment** (as defined below) is not a **Gift**.

- A **Gift** must only be provided as a courtesy or token of regard or esteem ("**Token Gift**").
- Any **Token Gifts** should be appropriate under the circumstances, not be excessive in value (generally, not more than $100) and involve no element of concealment.
- **Gifts** of cash or cash equivalents are prohibited.

You may not give or accept a **Gift** if you know, or have reason to know, that it is not permitted under the applicable laws.

Entertainment or Similar Expenditures

"Entertainment" generally means the attendance by you and your hosts or guests at a meal, sporting event, theater production, or comparable event and also might include travel to, or accommodation expenses at, a conference or an out-of-town event.

- Business **Entertainment** (including meals, sporting events, theater productions, or comparable events) may only be provided if (i) a legitimate business purpose exists for such entertainment and (ii) such entertainment is reasonable and not excessive (*e.g.*, 3 days of golf for a 1-day seminar is excessive and not reasonable).

- You may never pay or accept payment of **Entertainment** or similar expenditures if they are not commensurate with local custom or practice or if you know or have reason to know that they are not permitted under the applicable laws.

Firm Personnel are required to follow the approval process set forth below to obtain the requisite approvals, if any, before giving or receiving **Gifts** or **Entertainment**.

Gifts, Entertainment, Payments & Preferential Treatment

Gifts or **Entertainment** may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipients' independent business judgment. Therefore, the **Policy** establishes reasonable limits and procedures relating to giving and receiving **Gifts** and **Entertainment**.

If approval is required, **Firm Personnel** should complete the Request Form for Approval for Gift/Entertainment (unless another form is listed), submit the form to the Administrator of the Code of Ethics, and wait for a decision before taking any action. The Administrator of the Code of Ethics shall review the submission with your supervisor, department head, the Chief Compliance Officer, the Chief Operating Officer and/or the General Counsel, as appropriate. The Request Forms are attached to this **Policy** and also available on the **Firm's** intranet under the Policies and Procedures tab under the Forms hyperlink. If you have any doubt about whether a **Gift** or **Entertainment** requires approval, you should err on the side of caution and seek approval.

*Gifts Provided By the **Firm/Firm Personnel***

Type of Gift To Be Given	Approval Required
Cash Gifts (including gift cards)	Prohibited
Token Gifts (*e.g.* bottles of wine, fruit baskets, books) under $100 (unless given to a **Foreign**	No Approval Required

Official or Domestic Official)	
Gifts in excess of $100 that seem appropriate under the circumstances	Pre-Approval Required
Gifts to Foreign Officials or Domestic Officials (regardless of value)	Pre-Approval Required
Charitable Gifts given on behalf of the **Firm**	Pre-Approval Required. The Charitable Contribution request form must be completed before making the **Gift**.
Gifts by TCW Funds Distributors (formerly, TCW Brokerage Services), a limited-purpose broker-dealer ("TFD") Registered Persons aggregating less than $100 per year	No Approval Required, But Must Maintain Log Showing: • Name of recipient(s) • Date of **Gift**(s) • Value of **Gift**(s) A log is not required to record gifts of de minimis value (e.g. pens, notepads or modest desk ornaments) or promotional items of nominal value that display the firm's logo (e.g. umbrellas, tote bags or shirts) that are substantially below the $100 limit.
Gifts by TFD Registered Persons aggregating more than $100 per year that do not relate to the business of the recipient's employer. Examples of gifts not relating to the business of the recipient's employer include personal gifts (not paid for by TCW) where there is a pre-existing personal or family relationship between you and the recipient.	Pre-Approval Required, And Must Maintain Log Showing: • Name of recipient(s) • Date of **Gift**(s) • Value of **Gift**(s)
Gifts by TFD Registered Persons aggregating more than $100 per year that do relate to the business of the recipient's employer	Prohibited
Gifts to Unions or Union Officers	Pre-Approval Required. The Request Form for Approval for Gift/Entertainment must be completed before making the gift. In addition, an LM Information Report is required to be completed, approved by an officer and submitted to the **Firm's** Controller or the

	Controller's designee for each occurrence. The Controller or designee will provide a copy to the Administrator of the Code of Ethics.

Entertainment and Hospitality Provided by the ***Firm/Firm Personnel***

Amount	Approval Required
$250 or less per person and $2,500 or less in aggregate per event	No Approval Required
Greater than $250 per person or $2,500 or more in aggregate per event	Pre-Approval Required
Attendance and participation at industry sponsored events (for example, purchasing a table at an industry conference)	No Approval Required
If provided to a **Foreign Official or Domestic Official** (regardless of value)	Pre-Approval Required

Note that for public pension plans, and in some cases other clients, **Gifts** or **Entertainment** may have to be disclosed by the **Firm** in response to client questionnaires and may reflect unfavorably on the **Firm** in obtaining business. Receipt of **Gifts** may even lead to disqualification. Therefore, discretion and restraint is advised.

Gifts and Entertainment Received by ***Firm Personnel***

You should not accept **Gifts** that are of excessive value (generally, $100 or more) or inappropriate under the circumstances.

If a **Gift** has a value over $100 and is not approved as being otherwise appropriate, you should (i) reject the **Gift**, (ii) give the **Gift** to the Administrator of the Code of Ethics who will return it to the person giving the **Gift** (you may include a cover note), or (iii) if returning the **Gift** could affect friendly relations between a third party and the **Firm**, give it to the Administrator of the Code of Ethics, which will donate it to charity. **Firm Personnel** are required to report any gift that they receive worth more than $100 to the Administrator of the Code of Ethics.

If the host of an event is personally present at the event, the event will be considered **Entertainment**; otherwise, it will be considered a **Gift**. You should not accept any invitation for **Entertainment** that is excessive or inappropriate under the circumstances. There may be some circumstances where it is difficult to reject an invitation or provision of hospitality or **Entertainment**. Where rejecting such an invitation or provision of hospitality could affect friendly relations between a third party and the **Firm**, use your best judgment and promptly report the entertainment or hospitality to the Administrator of the Code of Ethics. The Administrator of the Code of Ethics shall review such situation with your supervisor, department head, the Chief Compliance Officer, the Chief Operating Officer, and/or the

General Counsel, as appropriate. No absolute rules exist, so good judgment must be exercised, considering the context, circumstances, and frequency of the **Entertainment** or hospitality. For example, approval might be required for an out-of-town sporting event, but not for a business conference in the same venue.

In light of the nature of **Gift**-giving and the impromptu nature of some **Entertainment**, approval for **Firm Personnel** accepting such items may often be after the fact. However, to the extent feasible, any required approvals should be obtained before accepting **Gifts** or **Entertainment**.

Type of Gift/Entertainment Received	Approval Required
Cash **Gifts**	Prohibited
Solicitation by **Firm Personnel** of **Gifts** from clients, suppliers, brokers, business partners, or potential business partners	Prohibited
Appropriate **Gifts** with value of $100 or less	No Approval Required
Gifts believed to have a value in excess of $100, that seem appropriate under the circumstances	Approval Required
Gifts given to a wide group of recipients (*e.g.* closing dinner **Gifts**, holiday **Gifts**)	No Approval Required
Gifts received from the same donor more than twice in a calendar year	Approval Required
Entertainment on a personal basis, involving a small group of people, more than twice in one calendar year	Approval Required
Entertainment over $250 per event	Approval Required
Out-of-town accommodations and airfare for business conference or other industry event paid by sponsor as speaker expenses, or on the same basis as other attendees	No Approval Required
Other out-of-town travel expenses, other than on a business trip or industry conference that is customary and usual for business purposes	Approval Required

Political Contributions

All persons are prohibited from making or soliciting political contributions where the purpose is to assist the **Firm** in obtaining or retaining business. See the **Code of Ethics** for further information on the **Firm's** policies related to political contributions and activities.

Facilitating Payments are Prohibited

The FCPA permits small payments to low-level **Foreign Officials** (typically in countries with pervasive corruption) to expedite or secure the performance of non-discretionary government action (*e.g.*, processing governmental papers, providing police protection, and providing mail service) under limited circumstances ("**Facilitating Payments**"). Nevertheless, because such payments may be illegal under the local law of the foreign country involved and/or other applicable anti-corruption laws and rules, such as the Bribery Act, this **Policy** prohibits **Firm Personnel** from making such payments, regardless of whether such payments would be permissible under the FCPA.

Health or Safety Exception

Facilitating Payments are permitted in rare circumstances when the health or safety of **Firm Personnel** (or anyone else) is at risk. If a payment is made pursuant to this limited exception, **Firm Personnel** must report the payment and circumstances to the Legal Department as soon as possible after the health or safety of the individual(s) is no longer at risk. The payment must also be accurately recorded in the **Firm's** books and records.

Third Party Representatives

Under the FCPA and other anti-bribery laws, the **Firm** may be held responsible for the misconduct of its agents, representatives, business partners, consultants, contractors or any other third party engaged to act on the **Firm's** behalf (collectively "**Third Party Representatives**"). As such, prior to entering into an agreement with any **Third Party Representative** regarding business outside the United States, the **Firm** shall perform anti-corruption related due diligence and obtain from the **Third Party Representative** appropriate assurances of compliance in accordance with this **Policy.** The Administrator of the Code of Ethics is required to approve all engagements with Third Party Representatives, after consultation with the Legal Department. To facilitate the due diligence process, **Firm Personnel** should refer to the Standard Operating Procedure for Conducting Anti-Corruption Due Diligence and Third-Party Screening (see Appendix A). In addition to initial screening, all **Third Party Representatives** will be subject to periodic supplemental screening procedures under the **Firm's** Standard Operating Procedure for Conducting Anti-Corruption Due Diligence and Third-Party Screening.

Furthermore, **Firm Personnel** should be alert to the activities of any **Third Party Representative** with whom they interact and promptly report any suspicious activity to the **General Counsel.**

Firm Personnel should be especially alert to **Third Party Representatives** who are located in or interact with individuals in countries with high levels of corruption (the United States Department of Justice and Transparency International maintain internet-accessible lists of countries where corruption is a concern).

Red Flag Reporting

Firm Personnel are required to promptly report to the Administrator of the Code of Ethics any situations that raise anti-corruption compliance **Red Flags**. All **Firm Personnel** are expected to be alert to any **Red Flags** or other situations that may indicate any compliance issues. The existence of a **Red Flag** requires additional diligence to address potential problems before a transaction may go forward. **Red Flags** include (but are not limited to):

- A request for reimbursement of extraordinary, poorly documented, or last minute expenses;
- A request for payment in cash, to a numbered account, or to an account in the name of someone other than the appropriate counterparty;
- A request for payment in a country other than the one in which the transaction is taking place or counterparty is located, especially if it is a country with limited banking transparency;
- An unreasonable request (taking into consideration the circumstances of the request, including the size of payment and the timing of the request) for payment in advance or prior to an award of a contract, license, concession, or other business;
- A refusal by a party to certify that it will comply with the requirements and prohibitions of this **Policy**, applicable anti-corruption laws and rules;
- A refusal, if asked, to disclose owners, partners, or principals;
- Use of shell or holding companies that obscure an entity's ownership without credible explanation;
- As measured by local customs or standards, or under circumstances particular to the party's environment, the party's business seems understaffed, ill equipped, or inconveniently located to undertake its proposed relationship with the Firm;
- The party, under the circumstances, appears to have insufficient know-how or experience to provide the services the **Firm** needs; and
- In the case of engaging a Third Party Representative, the potential Third Party Representative:
    - has an employee or a family member of an employee in a government position, particularly if the family member is or could be in a position to direct business to the **Firm**;
    - is insolvent or has significant financial difficulties that would reasonably be expected to impact its dealings with the **Firm**;
    - displays ignorance of or indifference to local laws and regulations;
    - is unable to provide appropriate business references;
    - lacks transparency in expenses and accounting records;

- is the subject of credible rumors or media reports of inappropriate payments; or
- requests payment that is disproportionate to the services provided.

Mandatory Reporting

Firm Personnel and **Third Party Representatives** are required to promptly report to the **General Counsel** or **Chief Compliance Officer** any instance in which they believe that they, or any other **Firm Personnel** or **Third Party Representative** may have violated this **Policy**. All suspected violations of this **Policy**, including minor violations, should be reported. For example, a failure to obtain pre-approval before giving **Gifts** in excess of $100 should be reported. In addition, **Firm Personnel** and **Third Party Representatives** must alert the **General Counsel** or **Chief Compliance Officer** if anyone solicits improper **Gifts**, payments or other inducements from them, including any request made by a **Foreign Official or Domestic Official** for a payment that would be prohibited under this **Policy** or any other actions taken to induce such a payment.

Firm Personnel may also report suspected violations of this **Policy** as specified in the **Firm's** Whistleblower Policy.

Non-Retaliation

The **Firm** has a **Whistleblower Policy**, located in the **Code of Ethics**, which includes, among other items, non-retaliation for persons reporting on activity that is illegal or does not comply with the Firm's policies and procedures. Please reference the **Whistleblower Policy** for more information.

Books and Records

The **Firm** is required to maintain books and records that accurately reflect the **Firm's** transactions, use of **Firm** assets, and other similar information. The **Firm** is also required to maintain the internal accounting controls necessary to maintain proper control over the **Firm's** actions, particularly with respect to the disposition of corporate assets. In particular, **Firm** Personnel must timely, accurately and fully complete all applicable reports and records. When dealing with **Foreign Officials, Domestic Officials,** current or prospective customers, suppliers, counterparties, or **Third Party Representatives** (each a "**Covered Recipient**") or international transactions, **Firm Personnel** must obtain all required approvals from the **Firm**, and when appropriate, from foreign governmental entities. All payments to a **Covered Recipient** must be reported as such. The **Firm** should not create any undisclosed or unrecorded accounts for any purpose. False or artificial entries are not to be made in the books and records of the **Firm** for any reason.

Transactions should be recorded in conformity with accepted accounting standards designed to prevent off-the-books transactions such as bribes. All accounting records, expenditures, expense reports, invoices, vouchers, gifts, and business entertainment should be accurately and reliably reported and recorded. Any and all payments by or on

behalf of the **Firm** may only be made on the basis of appropriate supporting documentation and only for the purpose specified in the documentation. In addition, no payments to any third-party shall be made in cash other than documented petty cash disbursements and no corporate checks shall be written to "cash," "bearer," or third-party designees of the party entitled to payment.

Outside Activities

Outside Employment

The **Firm** discourages employees from holding outside paid employment, including consulting. In addition, an employee may not engage in outside employment that:

- interferes, competes, or conflicts with the interests of the **Firm**.
  - Employment in the securities brokerage industry is prohibited.
  - Employees must abstain from negotiating, approving, or voting on any transaction between the **Firm** and any outside organization with which they are affiliated, except in the ordinary course of providing services for the **Firm** and on a fully disclosed basis.
- encroaches on normal working time or otherwise impairs performance,
- implies **Firm** sponsorship or support of an outside organization, or
- adversely reflects directly or indirectly on the **Firm**.

For outside paid employment that is not prohibited, you must obtain the Firm's prior approval as provided below. The decision will be sent to the **Human Resources Department** with a copy to the Administrator of the Code of Ethics. An approval may be withdrawn at any time for any reason.

Service as Director

Except as provided below, an officer, portfolio manager, investment analyst, or securities trader must obtain the prior approval as provided below to serve as a director or in a similar capacity of any non-**Firm** company or institution. An approval may be subject to procedures to safeguard against conflicts of interest.

You do not need approval to serve on the Board of a private family corporation for your family or any charitable, professional, civic, or nonprofit entities that is not a client of the **Firm** and that has no business relation with the **Firm**. You must, however, get approval later if the entity expects to engage in business with the **Firm** or to become a client.

All officers are required to complete the **Report on Outside Directorships and Officerships** annually.

Fiduciary Appointments

Except as provided below, no **Firm** employee may accept appointment as:

- executor, trustee, guardian, conservator, general partner, or other fiduciary, or
- as a consultant in connection with fiduciary or active money management,

without prior approval as provided below. This policy does not apply to appointments involving personal estates or service on the Board of a charitable, civic, or nonprofit company if the employee does not act as an investment adviser for the entity's assets.

If the **Firm** grants you approval, it may classify the appointment as an **Outside Fiduciary Account**. **Securities** traded by you as a fiduciary will be subject to the Personal Investment Transactions Policy.

Compensation, Consulting Fees and Honorariums

If you have received approval for outside employment, to serve as a director or to accept a fiduciary appointment, you may retain compensation for such service including honorariums for publications, public speaking appearances, instruction courses at educational institutions, and similar activities except:

- compensation received for service as a director or officers of an entity as part of your employment activities with the **Firm;** or
- as otherwise provided by the terms of the approval.

Report the amount of this compensation, in writing, to the **Chief Administrative Officer** who will provide a record of the compensation to the **Human Resources Department**. Direct any questions about compensation you may retain to the **Chief Administrative Officer**.

Serving As Treasurer of Clubs, Houses of Worship, Lodges

An employee may act as treasurer of clubs, houses of worship, lodges, or similar organizations. Funds belonging to such organizations must not be commingled with the **Firm's** funds.

Obtaining Approval

Contact the **Administrator of the Code of Ethics** to seek any required approval of outside activities. The requirements for requests and the reviewing parties are described below:

Activity	Approving Parties	
Outside Employment	• Department Head (or supervisor if you are a Department Head); and • Chief Administrative Officer	Your request should include: • Name of the business; • Type of business; • Type of work to be performed; and • The days and hours of work
Service as Director	• Department Head (or	To seek approval, complete the

	supervisor if you are a Department Head); and • Approving Officers	Report on Outside Directorships and Officerships
Fiduciary Appointments	• Approving Officers	

Political Activities & Contributions

Introduction

In the U.S., both federal and state laws impose restrictions on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, the **Firm** has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

This policy applies to the **Firm** and all employees, and in some cases to affiliates, consultants, placement agents and solicitors working for the **Firm**. Failure to comply with these rules could result in civil or criminal penalties for the **Firm** and the individuals involved or loss of business for the Firm.

These policies are intended to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual's right to participate in the political process.

- See the Special State Rules Section below for additional limits for the States of Connecticut and New Jersey.
- If you have any questions about political contributions or activities, contact the **General Counsel**.

General Rules

All persons are prohibited from making or soliciting political contributions where the purpose is to assist the **Firm** in obtaining or retaining business.

No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual's right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

- All persons are prohibited from doing indirectly or through another person anything prohibited by these policies and procedures or to avoid a required review for approval.

Rules Governing Firm Contributions and Activities

Federal Elections

The **Firm** is prohibited from:

- making or facilitating contributions to federal candidates from corporate treasury funds,

- making or facilitating contributions or donations to federal political party committees and making donations to state and local political party committees if the committees use the funds for federal election activities,
- using corporate facilities, resources, or employees for federal political activities other than for making corporate communications to its officers, directors, stockholders, and their families, and
- making partisan communications to its "rank and file" employees or to the public at large.

Contributions to State and Local Candidates and Committees

The limitations on corporate political contributions and activities vary significantly from state to state. All **Firm** employees must obtain pre-clearance from the General Counsel prior to:

- using the **Firm's** funds for any political contributions to state or local candidates, or
- making any political contribution in the **Firm's** name.

Exemptive Relief

To seek approval for an exemption from any requirement of the foregoing policies governing Political Activities & Contributions, contact the **Administrator of the Code of Ethics** and provide them with a written statement of the request indicating the basis for the requested exemption. The **Administrator of the Code of Ethics** will coordinate review of the request. Any exemption will require the approval of the **General Counsel.**

Political Activities on Firm Premises and Using Firm Resources

Federal, State, and Local Elections

All employees are prohibited from:

- causing TCW to incur expenses by using **Firm** resources for political activities, including the use of photocopier paper for political flyers, or **Firm**-provided refreshments at a political event. (some exceptions to this ban may apply; see On Premises Activities Relating to Federal Elections below), and
- directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities. Any employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without the risk of retaliation or any adverse job action.

Federal law and **Firm** policy allow an individual to engage in limited personal, volunteer political activities on company premises on behalf of a federal candidate if:

- the individual obtains approval before the activities occur. Contact the **Administrator of the Code of Ethics** to request approval.
- the political activities are isolated and incidental (they may not exceed 1 hour per week or 4 hours per month),
- the activities do not prevent the individual from completing normal work or interfere with the **Firm's** normal activity,
- the activities do not raise the overhead of the **Firm** (for example, result in phone charges, postage or delivery charges, use of Firm materials), and
- the activities do not involve services performed by other employees (including secretaries, assistants, or other subordinates) unless the other employees voluntarily engage in the political activities.

TCW follows the above policy for activities related to state and local elections.

Rules for Individuals

Responsibility for Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals. Each employee is responsible for knowing and remaining within those limits.

Pre-Approval of all Political Contributions and Volunteer Activity

Each TCW and Buchanan Street employee, and their spouse, domestic partner and relative or significant other sharing the same house, must obtain approval <u>before</u>:

- making or soliciting any **Contribution** to a current holder or candidate for a state, local or federal elected office , or a campaign committee, political party committee, other political committee or organization (example: Republican

or Democratic Governors Association) or inaugural committee. A **Contribution** includes anything of value for given to or paid:

   - influence any election for federal, state or local office;
   - pay any debt incurred in connection with such election; or
   - pay transition or inaugural expenses incurred by the successful candidate for state or local office.

- volunteering their services to a political campaign, political party committee, political action committee (**"PAC"**) or political organization.

Contact the **Administrator of the Code of Ethics** to seek prior approval of any proposed **Contribution** or volunteer political activity.

Access Persons are required to affirm after the end of each calendar quarter that they have reported all political contributions and volunteer services they, and each of their spouse, domestic partner and relative or significant other sharing the same house, have provided during the quarter.

New Hires, Transfers and Promotions to Covered Associate Position

New hires, transfers and promotions to positions may not be made without the prior review of their political contributions and activities by Compliance. Human Resources will gather information on any new hire or on any employee being transferred or promoted. The information shall include information about the political contributions or activities of the new hire or employee's spouses, domestic partners and relatives or significant others sharing the same house. Compliance can exempt individuals or categories of employees from this review.

Confidentiality

REQUESTS FOR APPROVAL AND QUARTERLY REPORTS SHALL BE TREATED AS CONFIDENTIAL AND TO BE REVIEWED ONLY BY PERSONS WITH A "NEED TO KNOW", REGULATORS AND AS OTHERWISE REQUIRED BY LAW.

Participation in Public Affairs

The **Firm** encourages its employees to support community activities and political processes. Normally, voluntary efforts take place outside of regular business hours. If voluntary efforts require corporate time, or you wish to accept an appointive office, or you run for elective office, contact the **Administrator of the Code of Ethics** who will coordinate review for approval by:

- the head of your Department or your supervisor if you are head of your Department, and
- the Chief Administrative Officer.

You must campaign on your own time. You may not use **Firm** property or services without proper reimbursement to the **Firm**.

Employees participating in political activities do so as individuals and not as representatives of the **Firm**. You may not:

- use either the **Firm's** name or its address in material you mail or fundraising, and
- identify the Firm in any advertisements or literature, except as necessary biographical information.

Fundraising and Soliciting Political Contributions

Firm officers, directors or other personnel may not make political solicitations under the auspices of the **Firm**, unless authorized in writing by the **General Counsel** who will maintain a copy. Use of **Firm** letterhead is prohibited

Any solicitation or invitations to fundraisers by a Firm officer, director or other personnel on behalf of candidates, party committees or political committees must:

- originate from the individual's home address,
- make clear that the solicitation is not sponsored by the **Firm**, and
- make clear that the contribution is voluntary on the part of the person being solicited.

SPECIAL STATE RULES

Connecticut:

Directors, officers, and managerial or discretionary employees of the **Firm** who have direct, extensive, and substantive responsibilities with respect to the negotiation of contracts with the State of Connecticut or any state agency may not make political contributions to or request

contributions, participate in fundraising, serve as a chair of a committee, or serve on a fund raising committee for:

- candidates or exploratory committees for the offices of Governor, Lieutenant Governor, Attorney General, State Controller, Secretary of State, State Treasurer, State Senator, State Representative, and
- any state party or political committee.
- These prohibitions do not apply to activities related to local offices or local subdivisions.

NEW JERSEY:

Officers of the **Firm** and third-party solicitors may not:

- make political contributions to New Jersey state or local officials, employees, or candidates for office, or
- engage in any payment to a political party in New Jersey.

The New Jersey restrictions apply to New Jersey state and local elections, New Jersey state and local incumbents and candidates, and political parties and committees of any kind and at any level in New Jersey. They do not apply with regard to candidates for federal office.

These rules prohibit:

- making or soliciting money or "in-kind" contributions,
- funding, coordinating or reimbursing a contribution by someone else,
- participating in fundraising activity, and
- engaging in any other activity that is designed indirectly, including through the employee's spouse or other family members, to accomplish otherwise prohibited political activity. Officers may not instruct or influence other employees to participate in these activities on their behalf.

An officer may make contributions to:

- Candidates and incumbents for state and local elective office for whom the officer eligible to vote of $250 or less per official or candidate per election, or
- New Jersey political parties of $250 or less per party per year.
- Support of Candidates, Initiatives, and Special Purpose Organizations Hostile to Defined Benefit Plans
- The **Firm** considers the support of candidates, initiatives, or special purpose political action organizations that threaten or otherwise jeopardize the future of employer-sponsored or union-sponsored defined benefit plans that are intended to provide security to their members often to be against the interest of our client base. As such,
- the Firm will not sponsor or contribute to such candidates, initiatives or special purpose political action organizations, and
- employees of the Firm are urged to not sponsor or contribute to such candidates, initiatives, or special purpose political action organizations.

Other Employee Conduct

Personal Loans

You may not borrow from clients or from **Firm** vendors or service providers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity That Rightfully Belongs To the Firm

Employees must not take for their own advantage a business opportunity that rightfully belongs to the **Firm**. Whenever the **Firm** has been actively soliciting a business opportunity, or the opportunity has been offered to it, or the **Firm's** funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to the **Firm** and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

- selling information to which an employee has access because of his/her position,
- acquiring any property interest or right when the **Firm** is known to be interested in the property in question,
- receiving a commission or fee on a transaction that would otherwise accrue to the **Firm**, and
- diverting business or personnel from the **Firm**.

Disclosure of a Direct or Indirect Interest in a Transaction

If you or any family member have any interest in a transaction (whether on behalf of a client or the **Firm**), that interest must be disclosed, in writing, to the **General Counsel** or the **Chief Compliance Officer** to allow assessment of potential conflicts of interest.

- You do not need to report any interest that is otherwise reported in accordance with the Personal Investment Transactions Policy.
- Example of an interest that should be disclosed: conducting TCW business with a vendor or service provider who is related to you or for which your parent, spouse, or child is an officer should be disclosed.

Corporate Property or Services

You may not purchase or acquire corporate property or use of the services of other employees for personal purposes. For example, you may not use inside counsel for personal legal advice absent approval from the **General Counsel** or use of outside counsel for that advice at the **Firm's** expense.

Use of TCW Stationery

You may not use corporate stationery for personal correspondence or other non-job-related purposes.

Giving Advice to Clients

The **Firm** cannot practice law or provide legal advice.

- Avoid statements that might be interpreted as legal advice; and
- Avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, except as appropriate in the performance of a fiduciary or advisory responsibility, or as otherwise required in the ordinary course of your duties.

Confidentiality

All information relating to past, current, and prospective clients is confidential and is not to be discussed with anyone outside the organization under any circumstance. All employees and on-site long term temporary employees and consultants will be required to sign and adhere to a Confidentiality Agreement. You should report violations of the Confidentiality Agreement to the **Chief Compliance Officer**.

Sanctions

The **Firm** may impose such sanctions it deems appropriate upon discovering a violation of this **Code**, including, but not limited to, an oral or written reprimand, supplemental training, a reversal of a transaction and disgorgement of profits, demotion, and suspension or termination of employment.

Reporting Illegal or Suspicious Activity - "Whistleblower Policy"

Policy

The **Firm** is committed to compliance with the law and its policies in all of its operations. The **Firm's** employees can provide early identification of significant issues that arise with compliance with policies and the law. The **Firm's** policy is to create an environment in which its employees can report these issues in good faith without fear of reprisal.

The **Firm** requires that all employees report activity that is illegal or does not comply with the **Firm's** policies and procedures (**"Compliance Issues"**), including this **Code**. Reports about Compliance Issues will be held confidentially by the **Firm** except in limited circumstances. The **Firm** expects the exercise of the Whistleblower Policy to be used responsibly. If an employee believes that a policy is not being followed because it is being overlooked, one first step could be to bring the issue to the attention of the party charged with the operation of the policy. If, however, you believe that a policy is not being followed and feel uncomfortable bringing it to the attention of the person involved, you may follow the other procedures set forth in this policy.

Procedure

In some cases, an employee should be able to resolve issues or concerns with their manager or, if appropriate, other management senior to their manager. However, this may fail or the employee may have legitimate reasons to choose not to notify management. In such cases, the **Firm** has established a system for employees to report **Compliance Issues**.

An employee who has a good faith belief that a **Compliance Issue** may occur or is occurring is required to come forward and report under this policy. "Good faith" means that the employee believes that they are disclosing information that is truthful, but it does not require that a reported concern is correct.

The report should be made to the **Chief Compliance Officer** or the **General Counsel** and may be made via the whistleblower line at (213) 244-0055. The whistleblower line is only directly accessible by the **Chief Compliance Officer** and the **General Counsel**. Reports may also be made directly to the **Chief Compliance Officer** or the **General Counsel**, in person or in writing (including email). Reports may also be made anonymously via the whistleblower line or the whistleblower drop box located in the dining room on the 21st floor of the Los Angeles office and in the Town Hall pantry in the New York office; however, the Firm encourages employees to identify themselves when making a report to facilitate follow-up communication. When making a report, employees should state in as much detail as possible the facts that raised a concern.

The **Chief Compliance Officer** and **General Counsel** will consult about the investigation as required. Depending on the nature of the matters covered by the report, an investigation may be conducted by an officer or manager, the **Chief Compliance Officer**, the **General Counsel** or an external party.

The **Firm** understands the importance of maintaining confidentiality of the reporting employee. The identity of the employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as

an essential part of completing the investigation. The employee making the report will be advised if confidentiality cannot be maintained. To the extent practicable, employees will be kept apprised of the Firm's response to their reports.

The **Chief Compliance Officer** will follow up to assure that the investigation is completed, that any **Compliance Issue** is addressed, and that no acts of retribution or retaliation occur against the person reporting violations or cooperating in an investigation in good faith.

Each quarter (or more frequently as necessary), the **Chief Compliance Officer** or **General Counsel** will provide **TCW's** Board of Directors with an update regarding the status of each report received under this policy during the preceding quarter. Employees may also contact the California Office of the Attorney General's whistleblower hotline at (800) 952-5225. The Attorney General refers calls received on its whistleblower hotline to an appropriate governmental authority for review and possible investigation

Submitting a report that is known to be false is a violation of this Reporting of Illegal or Suspicious Activity Policy.

Annual Compliance Certification

The **Firm** will require all **Access Persons** and **Firm** directors to certify annually that

- they have read and understand the terms of this **Code**
- recognize the responsibilities and obligations incurred by their being subject to this **Code**, and
- they are in compliance with the requirements of this **Code** including, but not limited to, the personal investment transactions policies contained in this **Code**.

Glossary

A

Access Persons - Includes all of the **Firm's** directors, officers, and employees, except directors who (i) do not devote substantially all working time to the activities of the **Firm**, and (ii) do not have access to information about the day-to-day investment activities of the **Firm**. A consultant, temporary employee, or other person may be considered an **Access Person** depending on various factors, including length of service, nature of duties, and access to **Firm** information.

Account - A separate account and/or a commingled fund (e.g., limited partnership, trust, mutual fund, REIT, and CBO/CDO/CLO).

Administrator of the Code of Ethics – Shall be a member of the Compliance Department, as designated by the Chief Compliance Officer.

Approving Officers - One of the Chief Administrative Officer or the Chief Risk Officer and one of the General Counsel or the Chief Compliance Officer.

Auto-Trades - Pre-instructed transactions that occur automatically following the instruction, such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.

B

Beneficial Interest – an interest of an Access Person in a security or account of another person under which they (i) can obtain benefits substantially equivalent to owning the security, (ii) can obtain ownership of the security immediately or within 60 days, or (iii) can vote or dispose of the security.

BNY Mellon - The Bank of New York Mellon, the entity to which the **Firm** has outsourced client accounting and related operations for **Accounts** other than the **Firm's** proprietary mutual funds and wrap accounts.

C

CBO - Collateralized bond obligation.

CDO - Collateralized debt obligation. A security backed by a pool of bonds, loans, and other assets.

Chief Compliance Officer - The **Chief Compliance Officer** of **TCW**. For purposes of this policy, the term **Chief Compliance Officer** shall include persons authorized by the **Chief Compliance Officer** to handle certain matters under this **Code of Ethics** policy.

CLO - Collateralized loan obligation.

Code of Ethics - This Code of Ethics.

Compliance Issue - activity that is illegal or does not comply with the **Firm's** formal written policies and procedures

Contribution – includes anything of value given or paid to (i) influence any election for federal, state or local office, (ii) pay any debt incurred in connection with such election, or (iii) pay transition or inaugural expenses incurred by the successful candidate for state or local office.

Covered Account – Account of an Access Person or related Covered Person

Covered Person – Spouse, minor child, relative or significant other sharing a house with an **Access Person**, or any other person is the **Access Person** has a "**beneficial interest**" in the person's accounts or securities.

Covered Transaction – a transaction in a Covered Account.

E

Entertainment - Generally means the attendance by you and your guests at a meal, sporting event, theater production, or comparable event where the expenses are paid by a business relation who invited you, and also might include payment of travel to, or accommodation expenses at, a conference or an out-of-town event.

ETF - Exchange Traded Fund. A fund that tracks an index but can be traded like a stock.

Ethical Walls or Informational Barriers - The conscientious use of a combination of trading restrictions and information barriers designed to confine material non-public information to a given individual, group, or department.

Exchange Act - Securities Exchange Act of 1934, as amended. **Exempt Securities** - Only the **Securities** (or **Securities** obtained in transactions) described in the subsection Securities or Transactions Exempt from Personal Investment Transactions Policy.

F

Firm or TCW - The TCW Group of companies.

Foreign Official - Includes (i) government officials, (ii) political party leaders, (iii) candidates for office, (iv) employees of state-owned enterprises (such as state-owned banks or pension plans), and (v) relatives or agents of a **Foreign Official** if a payment is made to such relative or agent of a **Foreign Official** with the knowledge or intent that it ultimately would benefit the **Foreign Official**.

G

General Counsel - The **General Counsel** of **TCW**. For purposes of this policy, the term **General Counsel** shall include persons authorized by the **General Counsel** to handle certain matters under this **Code of Ethics** policy.

Gift - Anything of value received without paying its reasonable fair value (e.g., favors, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sports or entertainment events, trips and hotel expenses). If something falls within the definition of **Entertainment**, it does not fall within the category of **Gifts**.

I

IPO - Initial public offering. An offering of securities registered under the **Securities Act**, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the **Exchange Act**.

Inside information - Material, non-public information.

Investment Personnel - Includes (i) any portfolio manager or securities analyst or securities trader who provides information or advice to a portfolio manager or who helps execute a portfolio manager's decision, and (ii) a member of the Investment Control Department.

IRA - Individual Retirement Account.

L

Limited Offering - An offering that is exempt from registration under the **Securities Act** pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the **Securities Act**. Note that a **CBO** or **CDO** is considered a **Limited Offering** or **Private Placement**.

Linked Broker – A broker that provides account information by automatic feed to StarCompliance.

LM Information Report - Report required for reporting gifts or entertainment to labor unions or union officials.

M

Material Information - Information that a reasonable investor would consider important in making an investment decision. Generally, this is information the disclosure of which could reasonably be expected to have an effect on the price of a company's securities.

MetWest - Metropolitan West Asset Management, LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

N

Non-Discretionary Accounts - Accounts for which the individual does not directly or indirectly make or influence the investment decisions.

O

Outside Fiduciary Accounts - Certain fiduciary accounts outside of the **Firm** for which an individual has received the **Firm's** approval to act as fiduciary and that the **Firm** has determined qualify to be treated as **Outside Fiduciary Accounts** under this **Code of Ethics**.

P

PAT – Pre-Authorization to Trade that can be found at http://tcw.starcompliance.com.

Private Placements - An offering that is exempt from registration under the **Securities Act** pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the **Securities Act**. Note that a **CBO** or **CDO** is considered a **Limited Offering** or **Private Placement**.

R

REIT - Real estate investment trust.

Registered Person - Any person having a securities license (e.g., Series 6, 7, 24, etc.) with **TFD**.

Restricted Securities List - A list of the securities for which the **Firm** is generally limited firm-wide from engaging in transactions.

S

SEC - Securities and Exchange Commission.

Securities - Includes any interest or instrument commonly known as a security, including stocks, bonds, **ETFs**, shares of mutual funds, and other investment companies (including money market funds and their equivalents), options, warrants, financial commodities, a derivative linked to a specific security or other derivative products and interests in privately placed offerings and limited partnerships, including hedge funds.

Securities Act - Securities Act of 1933, as amended.

T

TAMCO - TCW Asset Management Company, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TCW or Firm - The TCW Group of companies.

TCW Advisor - Includes **TAMCO**, **TIMCO**, **MetWest, WGA** and any other U.S. federally registered advisors directly or indirectly controlled by The TCW Group, Inc.

TFD - TCW Funds Distributors (formerly, TCW Brokerage Services), a limited-purpose broker-dealer.

TCW Funds - TCW Funds, Inc., each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by **TIMCO** or the Metropolitan West Funds, each of its series, and any proprietary, registered, open-end investment companies (mutual funds) advised by Metropolitan West Asset Management, LLC.

TIMCO - TCW Investment Management Company, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TSI - TCW Strategic Income Fund, Inc., and any other proprietary, registered, closed-end investment companies advised by **TIMCO**.

W

WGA - Westgate Advisors, LLC, a U.S.-registered investment advisor controlled by The TCW Group, Inc.

Appendix A

Standard Operating Procedures for Conducting Anti-Corruption Due Diligence and Third-Party Screening

1. Detecting Compliance Issues

To reduce the risk of inadvertent violations by the **Firm** of applicable anti-corruption laws and rules, proper due diligence must be conducted prior to all transactions where the **Firm** may be engaging **Third Party Representatives**, including placement agents or distributors, to operate or interact with clients or portfolio companies outside the U.S. Depending on the circumstances, due diligence of any transaction or engagement may include one or a combination of the following steps:

a. Reviewing correspondence, payment records, and other relevant materials related to the pertinent transaction partner or circumstance;

b. Requiring a party to submit a due diligence questionnaire response to the **Firm** for review;

c. Performing a risk evaluation of locations known for unethical business practices;

d. Conducting a search of public records;

e. Conducting interviews of relevant parties;

f. Obtaining business references of potential transaction partners;

g. Conducting a due diligence investigation prior to the engagement of a new **Third Party Representative**;

h. Conducting a background check on a potential transaction partner;

i. Contacting outside legal counsel as necessary; or

j. Taking other steps as appropriate.

In consultation with the Compliance Department, in determining the scope and parameters of the due diligence, the individual who is in charge of the transaction/engagement for the **Firm** is responsible for carrying out the appropriate due diligence. Once the due diligence is complete, the Compliance Department is responsible for approving all transactions or engagements based in part on the due diligence that was conducted.

2. Addressing Compliance Issues

Any anti-corruption compliance issue that comes to the attention of any **Firm Personnel** must be reported to the Administrator of the Code of Ethics and addressed before proceeding with the relevant transaction or doing business with or through a **Third Party Representative**.

3. Document Due Diligence Process

The due diligence process in general, and any inquiry into the facts and circumstances of any anti-corruption issue, in particular, as well as the reasonable response to that inquiry, shall be documented in order to demonstrate that the response was reasonable.

As appropriate and necessary to demonstrate that the review was reasonable, the Compliance Department shall maintain records of documents, correspondence, and other materials reviewed or created as part of the **Firm's** due diligence and any review of a possible anti-corruption issue. All such records shall be retained for a period of at least five (5) years from the conclusion of the review.

4. Seek guidance as necessary during the process.

Firm Personnel must consult with the Compliance Department whenever encountering a situation involving any anti-corruption issue, including a **Red Flag**, or any other similar situation.

5. Identify and report compliance issues, including **Red Flags**.

It is important for **Firm Personnel** to identify and report anti-corruption compliance issues in the ordinary course of business. To this end, the following shall apply to all **Firm Personnel:**

a. Familiarize yourself with the examples of **Red Flags** listed in this **Policy**; Attend anti-corruption training as applicable so you can identify the types of situations that may raise **Red Flags** or other compliance concerns that are not enumerated in this **Policy**;
b. Be vigilant in detecting **Red Flags**; it is prohibited to "consciously avoid" or "close your eyes" to a violation or to a **Red Flag**;
c. Look out for **Red Flags** both before and during a relationship with any transaction partner; and
d. If you have information concerning a potential **Red Flag**, contact the Administrator of the Code of Ethics immediately.

No **Firm Personnel** who in good faith provides information regarding a possible R**ed Flag** will suffer any retaliation or adverse employment decision as a consequence of such report.

The existence of a **Red Flag** does not necessarily mean that a violation has occurred or will occur. However, once a **Red Flag** arises, **Firm Personnel** must report the **Red Flag** to the Administrator of the Code of Ethics who will oversee a reasonable inquiry into the circumstances surrounding the **Red Flag**. Upon request, other **Firm Personnel** will cooperate with and assist in the review of the **Red Flag**. The extent of this inquiry will depend on the facts of the particular situation and the degree of risk involved.